Schedule 13D
Exhibit 1




JOINT FILING AGREEMENT




In accordance with Rule 13d-1(k) (1) under the Securities and Exchange
Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Amendment No. 2 to the Statement on Schedule 13D dated July 29, 2002 (including amendments thereto) with respect to the Common Stockof Netsmart Technologies, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Amendment No. 1.


Dated:						Noari Capital Corporation


						       /s/                                                 a
						Name:  John Selzer
						Title:    President


						R&R Opportunity Fund, L.P.


						By:   /s/                                              a

						Name:  Thomas G. Pinou
						Title:    Chief Financial Officer